Exhibit 10.7

ON LETTERHEAD OF EDWARDS GROUP LIMITED

Nick Rose
Blackhall Barns
Woodlands Rise
Sevenoaks
Kent
TN15 0HZ

April 2012

Dear Nick

Appointment as Non-Executive Chairman of Edwards Group Limited (the Company)

On behalf of the Company, I am writing to confirm the terms of your appointment as Non-Executive Chairman of the board of directors of the Company (the Appointment ).  Your appointment as Non-Executive Chairman took effect on 24 March 2012 (the Effective Date), and I envisage you being closely involved in the Company’s affairs in the lead-up to IPO.

Appointment

1.                                       Your Appointment will be subject to the provisions of the articles of association of the Company (the Articles) for the time being in force. It is expected that the Appointment will last at least three years from the Effective Date. The Board may invite you to serve an additional period.

2.                                       Subject to paragraphs 3 and 5, the Appointment may be terminated:

(a)                                  at any time by either party giving to the other three months’ prior written notice; or

(b)                                 immediately by the Company paying you an amount in lieu of your fees for the next three months at the rate payable at the date of termination of the Appointment, less any statutory deductions or, if less, the balance of your fees for any unexpired period of notice given under paragraph (a).

3.                                       The Company may terminate the Appointment immediately at any time and without compensation in the event that the Board (acting reasonably) considers that:

(a)                                  you have committed any act or omission amounting to serious misconduct;

(b)                                 you have committed any material breach of the terms of this letter, including paragraphs 19 to 24 (Other directorships and business interests);

(c)                                  you have engaged in any conduct which has or may have the effect of materially prejudicing the reputation of the Company or any Group Company;

(d)                                 you have been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984; or

(e)                                  you have been disqualified from acting as a director.

4.                                       Upon termination of your Appointment you will at the Company’s request promptly resign in writing as a director of the Company (and as a member of any committee of the Board) and of any Group Company. The Company Secretary is irrevocably authorised to sign a letter of resignation on your behalf if you fail to do so.

5.                                       Your Appointment as Non-Executive Chairman will terminate forthwith, without prejudice to your rights to compensation for early termination, if:

(a)                                  you are removed as a director by resolution passed at a General Meeting; or

(b)                                 you cease to be a director pursuant to any provision of the Articles.

Duties

6.                                       You will perform the duties of Non-Executive Chairman of the Board in accordance with the Articles. Further details of the role are set out in Schedule 1 to this letter.

7.                                       All directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:

(a)                                  the likely consequences of any decision in the long term;

(b)                                 the interests of the Company’s employees;

(c)                                  the need to foster the Company’s business relationships with suppliers, customers and others;

(d)                                 the impact of the Company’s operations on the community and the environment;

(e)                                  the desirability of the Company maintaining a reputation for high standards of business conduct; and

(f)                                    the need to act fairly as between the shareholders of the Company.

8.                                       In your role as Non-Executive Chairman, you shall:

(a)                                  at all times comply with the Articles and constitution of the Company;

(b)                                 abide by your statutory, fiduciary or common-law duties as a director of the Company;

(c)                                  diligently perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company; and

(d)                                 immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the Company Secretary.

9.                                       You will devote such time to the affairs of the Company as is required by your duties as Non-Executive Chairman. As far as practicable, the Company will agree with you the pattern of your attendance which may be required by the Company from time to time.

10.                                 You are aware that the nature of the role makes it impossible to be specific about the time commitment required. The Board expects you to commit sufficient time to allow you to meet your obligations to the Company. This will include attendance at scheduled and emergency Board meetings, meetings of any committee to which you are appointed, at least one site visit per year and any general meeting of the Company. In addition, you will be expected to devote appropriate preparation time ahead of each meeting. By accepting the Appointment, you confirm that you are able to allocate sufficient time to meet the expectations of your role. Personal attendance will be required at Board meetings and Board committee meetings unless agreed otherwise in advance with the Chairman.

Fee

11.                                 You will be paid an annual fee of £250,000 per annum for your duties as Non-Executive Chairman with effect from the Effective Date. This fee will be paid to you (less any required statutory deductions) in equal instalments monthly in arrears, and will be reviewed annually. This fee will be inclusive of your membership of any Board committees.

12.                                 You will not, in respect of the provision of your services as Non-Executive Chairman, be an Employee of the Company and you therefore will not be entitled to participate in the Company’s annual or long-term incentive, retirement, health, welfare or other benefit arrangements. You will be responsible for all private benefit arrangements at your own expense.

Expenses

13.                                 In addition to the fees described above, the Company will reimburse you for all reasonable out-of-pocket expenses necessarily incurred in carrying out your duties in accordance with the Company’s policies from time to time on production of valid-receipts and expense form. You will have no separate expense allowance.

14.                                 During the Appointment, circumstances may arise in the furtherance of your duties as Non-Executive Chairman when it will be appropriate for you to seek advice from independent advisors at the Company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with the Board’s agreed procedure under which directors may obtain such independent advice, as amended from time to time.

Office accommodation

15.                                 You will be provided, for the purposes of Company business, with office accommodation and secretarial support at the Company’s head office.

Insurance and indemnity arrangements

16.                                 The Company has obtained appropriate directors’ and officers’ liability insurance for your benefit and will use its reasonable endeavours to maintain such insurance in force for so long as you are a Non-Executive Director. The Company will notify you in the event that the directors’ and officers’ liability insurance referred to above is no longer in place. Copies of the policy documents are available from the Company on request.

17.                                 The Company will grant a deed of indemnity in your favour immediately following commencement of the Appointment.

Other directorships and business interests

18.                                 The Company acknowledges that you have business interests other than this Appointment and that you have declared any conflicts that are apparent at present. In the event that you become aware of any conflicts of interest that may arise, you must disclose these to the Board as soon as they become apparent.

19.                                 During the term of the Appointment you will ensure that you have sufficient time to attend to the duties set out above, having regard to your other business interests and the principles of the Companies Law (2011 Revision) of the Cayman Islands (the Companies Law).

20.                                 During the Appointment, you will not without obtaining the written consent of the Board (such consent not to be unreasonably withheld) accept:

(a)                                  office as chairman or director of any quoted company;

(b)                                 any consultancy, advisory or trustee role (whether in the public or private sector, and whether paid or unpaid); or

(c)                                  any public office.

The Board confirms that it has given its consent to the continuation of your existing activities and current directorships listed in Schedule 2 to this letter.

21.                                 You covenant that you will not during the Appointment and for a period of 12 months following the termination of the Appointment (howsoever caused) be engaged or interested (whether as principal, servant, agent, consultant or otherwise) in any trade or business in which you have been involved or with which you have been concerned as part of the Appointment and which is similar to, and by virtue of its location competes with, any trade or business being carried on by the Company or any Group Company.

22.                                 The provisions of paragraph 22 shall not prevent you from:

(a)                                  following the termination of the Appointment from holding share or other capital of up to 3% of the total issued share capital of any company, whether listed on a recognised stock exchange or note; or

(b)                                 following the termination of the Appointment conducting business not in direct or indirect competition with the business of the Company or any Group Company.

23.                                 You covenant that you will not during the Appointment or for a period of 12 months following the termination of your appointment as Non-Executive Chairman (howsoever caused), solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial or technical capacity and with whom you had material business dealings during the course of your Appointment as Non-Executive Chairman.

Codes of Conduct

24.                                 During the Appointment you will comply with any relevant regulations as may be issued by the NASDAQ market in the United States, and the Company’s Insider Trading Policy, the Company’s Code of Conduct and associated policies and such other requirements as the Board may from time to time specify.

Confidentiality and Intellectual Property Rights

25.                                 You must apply the highest standards of confidentiality and not disclose to any person or company (whether during the course of the Appointment or at any time after its termination) any confidential information concerning the Company and any Group Companies with which you come into contact, including details of the Company’s technology.

26.                                 Your attention is drawn to the requirements under both legislation and regulation as to the disclosure of price-sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Board.

27.                                 If, at any time during your appointment, you (either alone or with others) produce any work in any medium whatsoever including any report or similar document, software or any other intellectual property (Works), which relates to the business of the Company or any other Group Company or which results from or is suggested by anything done in the course of the appointment, then you agree that all intellectual property and proprietary rights in such Works shall belong to and be the sole legal and beneficial property of the Company or the relevant Group Company and will do all things and sign any documents (at your cost) necessary to secure vesting of those rights in the relevant Group Company. You will not use, reproduce or disclose any part of them without the prior written consent of the Company.

28.                                 On termination of the Appointment you will deliver to the Company all (but not limited to), books, documents, papers, business plans, finances (including, but not limited to, any such information relating to or belonging to a supplier, customer or client) and other property of or relating to the business of the Company or any Group Company which, are in your possession, custody or power by virtue of your position as the Non-Executive Chairman. The Company is able to arrange the disposal of papers which you no longer require.

Data Protection

29.                                 By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data , including, as appropriate:

(a)                                  information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; or

(b)                                 your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

(c)                                  information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

30.                                 You consent to the Company making such information available to any of its group companies, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

31.                                 You also consent to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests.

32.                                 The Company is also subject to restrictions on the disclosure of personal data concerning its customers, clients or suppliers, such as details of their contact numbers and you will be required to comply with all such restrictions.

General

33.                                 You must inform the Company promptly of any change in your address or telephone contact numbers.

34.                                 For the purposes of this letter Group Company shall mean the Company and any of its subsidiaries or holding companies from time to time (and any other subsidiary of any of its holding companies), and holding company and subsidiary shall be as defined in the Companies Act 2006.

35.                                 For the avoidance of doubt, the terms of this Appointment supersede and replace in their entirety any existing terms of appointment that may apply to you in relation to your appointment by the Company or any Group Company.

36.                                 The terms of this letter are governed by English law.

Please confirm your agreement to the above by signing and returning to me the enclosed duplicate of this letter.

Yours sincerely

Matthew Taylor

For and on behalf of Edwards Group Limited

I have read and agree to the above terms of my Appointment as Non-Executive Chairman of Edwards Group plc.

SIGNED as a DEED and	)
DELIVERED by	)
NICK ROSE	)

In the presence of:

Witness’s signature:

Witness’s name:

Witness’s address:

Date:

SCHEDULE 1

Schedule of Responsibilities as Non-Executive Chairman

1.                                       The Non-Executive Chairman has responsibility for the leadership of the Board, for ensuring its effectiveness on all aspects of its role and for ensuring that all Directors, executive and non-executive alike, are encouraged to play their full part in its activities.

2.                                       The Non-Executive Chairman’s duties are:

(a)                                  To run, and chair all meetings of, the Board, having set in advance the agenda which should take full account of the issues and concerns of all Board members. The Non-Executive Chairman should ensure adequate time is available for discussion of all agenda items. Agendas should be forward looking and concentrate on strategic matters rather than formulaic approvals of proposals which can be the subject of appropriate delegated powers to management.

(b)                                 To ensure effective communication with shareholders and ensure that the members of the Board develop an understanding of the views of major investors.

(c)                                  To ensure that all necessary and appropriate information is available in good time to all members of the Board and that they are properly briefed on the issues arising at Board meetings, and that sufficient time is allowed for the discussion of complex or contentious issues, where appropriate arranging for informal meetings beforehand to enable thorough preparation for the Board discussion. It is particularly important that non-executive Directors have sufficient time to consider critical issues and are not faced with unrealistic deadlines for decision making. The Non-Executive Chairman should ensure that the views of shareholders are communicated to the board as a whole.

(d)                                 To ensure effective implementation of the Board’s decisions and strategy for the Company.

(e)                                  To ensure that the performance of individual Board members, including the Chief Executive, and of the Board as a whole is evaluated at least once a year and that a strong management succession is at all times developed and plans therefore are in place. The Non-Executive Chairman should act on the results of the performance evaluation by recognising the strengths and addressing the weaknesses of the board and, where appropriate, proposing new members be appointed to the board or seeking the resignation of Directors.

(f)                                    To promote a culture of openness and debate by facilitating the effective contribution of non-executive Directors in particular and ensuring constructive relations between executive and non-executive Directors.

(g)                                 To be available for consultation with the Chief Executive on relevant issues raised by the Chief Executive and to provide support and advice to him while respecting executive responsibility.

(h)                                To handle with the Chief Executive, the relationships with governments, authorities, regulators and “stakeholders”. The Non-Executive Chairman should discuss governance and strategy with major shareholders.

(i)                                     To take the lead in providing a properly constructed, comprehensive, formal and tailored induction programme to new Directors.

(j)                                     To ensure that the Directors continually update their skills and the knowledge and familiarity with the Company required to fulfil their role both on the board and on board committees. It is the responsibility of the Non-Executive Chairman to ensure that all Directors are made aware of their major shareholders’ issues and concerns and that they receive accurate, timely and clear information.

(k)                                  To regularly identify, review and agree with each Director their training and development needs, and to take the lead in meeting the development needs of individual Directors, with the Company Secretary having a key role in facilitating provision. It is the responsibility of the Non-Executive Chairman to address the development needs of the Board as a whole with a view to enhancing its overall effectiveness as a team.

(1)                                  To promote the highest standards of corporate governance.

(m)                               To ensure that the committees of the Board, including the Remuneration Committee, Audit Committee and Nomination Committee, properly perform their functions.

(n)                                 To preside over general meetings of the Company. The Non-Executive Chairman should also arrange for the chairmen of the audit, remuneration and nomination committees to be available to answer questions at general meetings of the Company and for all directors to attend.

(o)                                 To secure the necessary authority from the Board or CEO when entering into any commitment on behalf of the Company which does not fall within the Non-Executive Chairman’s authority.

SCHEDULE 2

List of existing activities and current directorships as at the date of the letter

BAE Systems Plc

BT Plc

Scottish Power Ltd

Williams Grand Prix Holdings Plc